EXHIBIT 99.1

Enviva Appoints Glenn Nunziata as New Chief Financial Officer

BETHESDA, Md., August 30, 2023 – Enviva Inc. (NYSE: EVA) (“Enviva” or the “Company”), the world’s leading producer of sustainably sourced woody biomass, today announced that Glenn Nunziata has been named the Company’s Executive Vice President and Chief Financial Officer, effective immediately.
“We are excited to welcome Glenn to Enviva’s executive team at a time when our Company and the global biomass industry are serving an increasingly important role in the energy transition, providing energy security and defossilizing supply chains worldwide,” said Thomas Meth, President and Chief Executive Officer. “Following the difficult but necessary decisions we made in the first half of 2023, we have started to see improvements take hold in increasing production from our existing asset portfolio and reducing costs company-wide. In tandem with the constructive pricing environment for our product, we are on the path to rebuilding a strong financial foundation which is expected to support the significant growth ahead for us and increase shareholder value over time.”
With deep expertise in finance, strategy, accounting, treasury, and risk management, Mr. Nunziata brings more than 20 years of strong leadership experience with a track record for implementing enterprise-wide changes and driving key financial and process improvements in large-scale organizations. Most recently, Mr. Nunziata served as the Chief Financial Officer of Smithfield Foods Inc., an $18 billion company that owns and operates processing facilities across the U.S. and works with thousands of farmers and landowners each year managing its diversified supply chain. Prior to his tenure at Smithfield Foods Inc., he held various positions of increasing responsibility at EY, most recently as a Partner in Assurance Services.
Mr. Meth added, “We believe Glenn will play a key role in improving our financial processes as we continue to focus on the cost structure and profitability of our plants, contracts, and supply chain. Glenn’s value-oriented mindset, dedication to leading purpose-driven teams, and unwavering focus on our financial goals will make him an invaluable asset to our stakeholders, and we look forward to the contributions he will undoubtedly make as we high-grade our finance function and scale our back office to support the execution of our long-term growth strategy.”

EXHIBIT 99.1

Mr. Nunziata holds a Bachelor of Science and a Masters in Accounting from James Madison University. He currently serves as Vice Chairman of the Board of Directors of StoneBridge School and sits on the Board of Advisors for the College of Business at James Madison University.
Mr. Nunziata succeeds Shai Even, who held the role since 2018. “I would like to thank Shai for his service over the past five years and wish him the best of luck in his future pursuits,” concluded Mr. Meth.
About Enviva
Enviva Inc. (NYSE: EVA) is the world’s largest producer of industrial wood pellets, a renewable and sustainable energy source produced by aggregating a natural resource, wood fiber, and processing it into a transportable form, wood pellets. Enviva owns and operates ten plants with a combined production capacity of approximately 6.2 million metric tons per year in Virginia, North Carolina, South Carolina, Georgia, Florida, and Mississippi, and is constructing its 11th plant in Epes, Alabama. Additionally, Enviva is planning to commence construction of its 12th plant, near Bond, Mississippi. Enviva sells most of its wood pellets through long-term, take-or-pay off-take contracts with primarily creditworthy customers in the United Kingdom, the European Union, and Japan, helping to accelerate the energy transition and to defossilize hard-to-abate sectors like steel, cement, lime, chemicals, and aviation. Enviva exports its wood pellets to global markets through its deep-water marine terminals at the Port of Chesapeake, Virginia, the Port of Wilmington, North Carolina, and the Port of Pascagoula, Mississippi, and from third-party deep-water marine terminals in Savannah, Georgia, Mobile, Alabama, and Panama City, Florida.

To learn more about Enviva please visit our website at www.envivabiomass.com. Follow Enviva on social media @Enviva.
Cautionary Note Concerning Forward Looking Statements
The information included herein and in any oral statements made in connection herewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included herein are forward-looking statements. When used herein, including any oral statements made in connection herewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms, and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Enviva disclaims any duty to revise or update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. Enviva cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Enviva. These risks include, but are not limited to factors, as described in Enviva’s filings with the Securities and Exchange Commission (the “SEC”), including the detailed factors discussed under the heading “Risk Factors” in Enviva’s Annual Report on Form 10-K for the fiscal year ended

EXHIBIT 99.1

December 31, 2022, as supplemented in the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2023.

Should one or more of the risks or uncertainties described herein and in any oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact Enviva’s expectations and projections can be found in Enviva’s periodic filings with the SEC. Enviva’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

INVESTOR CONTACT:
Kate Walsh
Senior Vice President, Investor Relations & Corporate Communications
+1 240-482-3856
investor.relations@envivabiomass.com